Exhibit 99.1
June 7, 2022

UNITED NATURAL FOODS, INC. REPORTS
THIRD QUARTER FISCAL 2022 RESULTS
Raises Full-Year Outlook

Providence, Rhode Island - June 7, 2022 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the third quarter of fiscal 2022 (13 weeks) ended April 30, 2022.

Third Quarter Fiscal 2022 Highlights (comparisons to third quarter fiscal 2021)
•Net sales of $7.2 billion, an increase of 9.2%
•Net income of $67 million, an increase of 39.6%
•Earnings per diluted share (EPS) of $1.10, an increase of 37.5%
•Revises definitions of Adjusted EBITDA and Adjusted EPS to exclude the non-cash LIFO charge or benefit
◦Adjusted EBITDA of $196 million, an increase of 5.9%
◦Adjusted EPS of $1.10, an increase of 10.0%
•Updates full-year outlook for Net sales, Net income, EPS, Adjusted EBITDA and Adjusted EPS
•Refinances and upsizes revolving credit facility by $500 million with June 2027 maturity date

“Our third quarter performance further demonstrates UNFI’s agility and its focus on servicing customers despite a challenging operating environment. It’s apparent that our Fuel the Future strategy is working and beginning to benefit our customers,” said UNFI Chief Executive Officer, Sandy Douglas. “As we look towards a successful end to our fiscal year, we continue to make progress in simplifying our business and focusing resources on the most important areas that create value for our customers, suppliers, and shareholders.”

	13-Week Period Ended
($ in millions, except per share data)	April 30, 2022	May 1, 2021(2)	Percent Change
Net Sales	$7,242	$6,631	9.2%
Chains	$3,111	$2,957	5.2%
Independent retailers	$1,833	$1,599	14.6%
Supernatural	$1,468	$1,287	14.1%
Retail	$602	$590	2.0%
Other	$625	$579	7.9%
Eliminations	$(397)	$(381)	4.2%
Net Income	$67	$48	39.6%
Adjusted EBITDA(1)	$196	$185	5.9%
EPS	$1.10	$0.80	37.5%
Adjusted EPS(1)	$1.10	$1.00	10.0%

(1)During the third quarter of fiscal 2022, the Company revised its definition of Adjusted EBITDA and Adjusted EPS to exclude the impact of the non-cash LIFO charge or benefit. The Company believes that this change provides a better indicator of its underlying operating performance and permits better comparability between periods. Prior-year periods have been recast to reflect the new definition. Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with U.S. GAAP and for a reconciliation of previously reported Adjusted EBITDA and Adjusted EPS to their revised presentation under the new definitions.
(2)In the fourth quarter of fiscal 2021, the Company reclassified two Shoppers retail stores from discontinued operations to continuing operations for all prior periods. In the second quarter of fiscal 2022, the Company sold the remaining retail stores previously reported in discontinued operations.

Third Quarter Fiscal 2022 Summary

Net sales increased 9.2% in the third quarter of fiscal 2022 compared to the same period last year, primarily driven by inflation and new business from both existing and new customers, including the benefit of cross selling, partially offset by supply chain challenges and modest market contraction.

Gross margin rate in the third quarter of fiscal 2022 was 14.0% of net sales and included a $72 million, or 1.0% of net sales, LIFO charge. Excluding this non-cash charge, gross margin rate was 15.0% of net sales. Gross margin rate in the third quarter of fiscal 2021 was 14.6% of net sales and included a $5 million, or 0.1% of net sales, LIFO charge. Excluding this non-cash charge, gross margin rate in the third quarter of fiscal 2021 was 14.7% of net sales. The increase in gross margin rate, excluding the LIFO charge, was driven by improvements in the Wholesale segment margin rate, including the impact of inflation and the Company’s ValuePath initiative, partially offset by changes in customer mix.

Operating expenses in the third quarter of fiscal 2022 were $969 million, or 13.4% of net sales, compared to $868 million, or 13.1% of net sales, in the third quarter of fiscal 2021. The increase in operating expenses as a percent of net sales resulted from continued investments in servicing our customers, which led to higher transportation and distribution center labor costs in this year’s third quarter, and occupancy-related inflation, which were partially offset by leveraging fixed costs and benefits of the Company's ValuePath initiative.

Interest expense, net for the third quarter of fiscal 2022 was $37 million compared to $44 million for the third quarter of fiscal 2021. The decrease in interest expense, net was driven by lower outstanding debt balances and lower average interest rates.

Effective tax rate for the third quarter of fiscal 2022 was 29.9% compared to 24.2% for the third quarter of fiscal 2021. The change in the effective tax rate was primarily driven by limitations on the deductibility of certain share-based compensation expenses in the third quarter of fiscal 2022 and a discrete benefit for the vesting of employee stock awards in the third quarter of fiscal 2021 that was not material to the effective tax rate in the third quarter of fiscal 2022.

Net income for the third quarter of fiscal 2022 was $67 million, which included an $88 million pre-tax gain on sale of assets of related to a distribution center, a $72 million pre-tax LIFO charge, and $8 million of pre-tax restructuring, acquisition and integration related expenses. Net income for the third quarter of fiscal 2021 was $48 million, which included $10 million of pre-tax restructuring, acquisition and integration related expenses and a $5 million pre-tax LIFO charge.

Net income per diluted share (EPS) was $1.10 for the third quarter of fiscal 2022 compared to net income per diluted share of $0.80 for the third quarter of fiscal 2021. Adjusted EPS was $1.10 for the third quarter of fiscal 2022 compared to $1.00 in the third quarter of fiscal 2021.

Adjusted EBITDA for the third quarter of fiscal 2022 was $196 million compared to $185 million for the third quarter of fiscal 2021. The increase primarily reflects the items discussed above under gross margin rate and operating expenses.

Total outstanding debt, net of cash, ended the quarter at $2.38 billion, reflecting a decrease of $34 million in the third quarter of fiscal 2022 (compared to the end of the second quarter of fiscal 2022). The net debt to Adjusted EBITDA leverage ratio was 2.9x at the end of the third quarter of fiscal 2022. Subsequent to the end of the third quarter, the Company entered into a new $2.6 billion secured asset-based revolving credit facility maturing in 2027 which replaced its prior $2.1 billion credit facility scheduled to mature in 2023. This transaction enhances UNFI’s ability to invest for future growth by bolstering an already abundant liquidity position and extending its debt maturity profile.

Fiscal 2022 Outlook (1)

The Company is providing the following updated full-year outlook for fiscal 2022. The Company has revised its definitions of Adjusted EPS and Adjusted EBITDA to exclude the impact of the non-cash LIFO charge or benefit to better enable investors to assess Company’s operating performance and is providing its updated outlook on that basis. The Company is also updating guidance to reflect increased operating performance expectations. The updated net income and EPS ranges also include an increased LIFO charge and the gain on sale and leaseback of a distribution center. The first column presents the guidance provided on September 28, 2021; the second column presents that initial guidance had the adjustment for LIFO been made at that time; and the third column presents the updated and increased guidance.

Fiscal Year Ending July 30, 2022	Initial Outlook (September 28, 2021)	Initial Outlook on Revised Basis (September 28, 2021)	Updated Outlook(5) (June 7, 2022)	% Growth Over FY21 at Midpoint
Net Sales ($ in billions)	$27.8 - $28.3	$27.8 - $28.3	$28.8 - $29.1	7%
Net Income ($ in millions)	$221 - $243	$221 - $243	$230 - $245	59%
EPS	$3.60 - $3.90	$3.60 - $3.90	$3.75 - $4.00	56%
Adjusted EPS(2)(3)(4)	$3.90 - $4.20	$4.20 - $4.50	$4.65 - $4.90	14%
Adjusted EBITDA(3)(4) ($ in millions)	$760 - $790	$785 - $815	$810 - $830	6%
Capital Expenditures ($ in millions)	~ $300	~ $300	~ $250	(19)%
Year-end net debt to Adjusted EBITDA leverage ratio(3)	< 3.0x	< 3.0x	2.6x

(1)The outlook provided above is for fiscal 2022 only and replaces and supersedes any and all guidance provided prior to the date hereof covering fiscal 2022. This outlook is forward-looking, is based on management's current estimates and expectations and is subject to a number of risks, including many that are outside of management's control. See cautionary Safe Harbor Statement below.
(2)The Company uses an adjusted effective tax rate in calculating Adjusted EPS. The adjusted effective tax rate is calculated based on adjusted net income before tax. It also excludes the potential impact of changes to uncertain tax positions, valuation allowances, stock compensation accounting (ASU 2016-09) and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate provides better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(3)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
(4)During the third quarter of fiscal 2022, the Company revised its definitions of Adjusted EBITDA and Adjusted EPS to exclude the impact of the non-cash LIFO charge or benefit. The Company believes that this change provides a better indicator of its underlying operating performance and permits better comparability between periods. The percentage growth has been calculated using the new definitions of Adjusted EBITDA and Adjusted EPS for prior-year results.
(5)As part of its fiscal 2022 second quarter release on March 9, 2022, the Company increased its full year outlook for net sales to a range of $28.2 to $28.7 billion; net income to a range of $285 to $306 million; and EPS to a range of $4.60 to $4.90.

Conference Call and Webcast

The Company’s third quarter fiscal 2022 conference call and audio webcast will be held today, Tuesday, June 7, 2022 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. The call can also be accessed at (888) 660 - 6768 (conference ID 1099581). An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America's premier grocery wholesaler delivering the widest variety of fresh, branded, and owned brand products to more than 30,000 locations throughout North America, including natural product superstores, independent retailers, conventional supermarket chains, ecommerce providers, and food service customers. UNFI also provides a broad range of value-added services and segmented marketing expertise, including proprietary technology, data, market insights, and shelf management to help customers and suppliers build their businesses and brands. As the largest full-service grocery partner in North America, UNFI is committed to building a food system that is better for all and is uniquely positioned to deliver great food, more choices, and fresh thinking to customers. To learn more about how UNFI is Fueling the Future of Food, visit www.unfi.com.

INVESTOR CONTACT:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144 sbloomquist@unfi.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended July 31, 2021 filed with the Securities and Exchange Commission (the “SEC”) on September 28, 2021 and other filings the Company makes with the SEC, and include, but are not limited to, the impact and duration of the COVID-19 pandemic; labor and other workforce shortages and challenges; our dependence on principal customers; the addition or loss of significant customers or material changes to our relationships with these customers; our sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures; our ability to realize anticipated benefits of our acquisitions and strategic initiatives, including our acquisition of Supervalu; our ability to timely and successfully deploy our warehouse management system throughout our distribution centers and our transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; our ability to continue to grow sales, including of our higher margin natural and organic foods and non-food products, and to manage that growth; increased competition in our industry as a result of increased distribution of natural, organic and specialty products and direct distribution of those products by large retailers and online distributors; increased competition in our industry, including as a result of continuing consolidation of retailers and the growth of chains; union-organizing activities that could cause labor relations difficulties and increased costs; our ability to operate, and rely on third parties to operate reliable and secure technology systems; moderated supplier promotional activity, including decreased forward buying opportunities; the potential for disruptions in our supply chain or our distribution capabilities by circumstances beyond our control, including a health epidemic; the potential for additional asset impairment charges; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; our ability to maintain food quality and safety; volatility in fuel costs; volatility in foreign exchange rates; and our ability to identify and successfully complete asset or business acquisitions. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release the non-GAAP financial measures Adjusted EBITDA, adjusted earnings per diluted common share (“Adjusted EPS”), adjusted effective tax rate, free cash flow and net debt to Adjusted EBITDA leverage ratio. Adjusted EPS is a consolidated measure, which the Company reconciles by adding Net income attributable to UNFI plus the LIFO charge or benefit, Goodwill impairment benefits and charges, Restructuring, acquisition, and integration related expenses, gains and losses on sales of assets, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, discontinued operations store closures and other charges, net, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by management. The non-GAAP adjusted effective tax rate excludes the potential impact of changes to various uncertain tax positions and valuation allowances, as well as stock compensation accounting (ASU 2016-09). The non-GAAP Adjusted EBITDA measure is a consolidated measure inclusive of continuing and discontinued operations results which the Company reconciles by adding Net income (loss) from continuing operations, less net income attributable to noncontrolling interests, plus non-operating income and expenses, including Net periodic benefit income, excluding service cost, Interest expense, net and Other, net, plus Provision (benefit) for income taxes and Depreciation and amortization all calculated in accordance with GAAP, plus adjustments for Share-based compensation, LIFO charge or benefit, Restructuring, acquisition and integration related expenses, Goodwill impairment charges and benefits, (Gain) loss on sale of assets, certain legal charges and gains, certain other non-cash charges or other items, as determined by management, plus Adjusted EBITDA of discontinued operations calculated, in a manner consistent with the results of continuing operations, outlined above. The non-GAAP free cash flow measure is defined as net cash provided by operating activities less payments for capital expenditures. The non-GAAP net debt to Adjusted EBITDA leverage ratio is defined as the total carrying value of the Company’s outstanding short and long term debt and finance lease liabilities less net cash and cash equivalents, the sum of which is divided by Adjusted EBITDA.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures and the calculation of net debt to Adjusted EBITDA leverage are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS aids in making period-to-period comparisons, assessing the performance of our business and understanding the underlying operating performance and core business trends by excluding certain adjustments not expected to recur in the normal course of business or that are not meaningful indicators of actual and estimated operating performance. The inclusion of free cash flow assists investors in understanding the cash generating ability of the Company separate from cash generated by the sale of assets. Net debt to Adjusted EBITDA leverage ratio is a commonly used metric that assists investors in understanding and evaluating the Company’s capital structure and changes to its capital structure over time. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during the 2022 fiscal year to the comparable periods in the 2021 fiscal year and to internally prepared projections. These non-GAAP financial measures may differ from similarly titled measures of other companies.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except for per share data)

	13-Week Period Ended		39-Week Period Ended
	April 30, 2022	May 1, 2021	April 30, 2022	May 1, 2021
Net sales	$7,242	$6,631	$21,655	$20,215
Cost of sales	6,230	5,661	18,526	17,280
Gross profit	1,012	970	3,129	2,935
Operating expenses	969	868	2,845	2,642
Restructuring, acquisition and integration related expenses	8	10	16	44
Gain on sale of assets	(88)	—	(87)	—
Operating income	123	92	355	249
Net periodic benefit income, excluding service cost	(10)	(17)	(30)	(51)
Interest expense, net	37	44	121	164
Other, net	(1)	(1)	(2)	(4)
Income from continuing operations before income taxes	97	66	266	140
Provision for income taxes	29	16	53	32
Net income from continuing operations	68	50	213	108
Income from discontinued operations, net of tax	—	—	—	3
Net income including noncontrolling interests	68	50	213	111
Less net income attributable to noncontrolling interests	(1)	(2)	(4)	(5)
Net income attributable to United Natural Foods, Inc.	$67	$48	$209	$106

Basic earnings per share:
Continuing operations	$1.15	$0.85	$3.62	$1.84
Discontinued operations	$—	$0.01	$—	$0.06
Basic earnings per share	$1.15	$0.86	$3.62	$1.90
Diluted earnings per share:
Continuing operations	$1.10	$0.79	$3.44	$1.73
Discontinued operations	$—	$0.01	$—	$0.05
Diluted earnings per share	$1.10	$0.80	$3.44	$1.78
Weighted average shares outstanding:
Basic	58.4	56.5	57.9	56.0
Diluted	60.9	60.5	61.0	59.7

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except for par amounts)

	April 30, 2022	July 31, 2021
ASSETS
Cash and cash equivalents	$48	$41
Accounts receivable, net	1,228	1,103
Inventories, net	2,559	2,247
Prepaid expenses and other current assets	145	157
Current assets of discontinued operations	—	2
Total current assets	3,980	3,550
Property and equipment, net	1,638	1,784
Operating lease assets	1,192	1,064
Goodwill	20	20
Intangible assets, net	837	891
Deferred income taxes	31	57
Other long-term assets	180	157
Long-term assets of discontinued operations	—	2
Total assets	$7,878	$7,525
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,715	$1,644
Accrued expenses and other current liabilities	251	341
Accrued compensation and benefits	244	243
Current portion of operating lease liabilities	153	135
Current portion of long-term debt and finance lease liabilities	26	120
Current liabilities of discontinued operations	—	4
Total current liabilities	2,389	2,487
Long-term debt	2,377	2,175
Long-term operating lease liabilities	1,084	962
Long-term finance lease liabilities	27	35
Pension and other postretirement benefit obligations	20	53
Other long-term liabilities	197	299
Total liabilities	6,094	6,011
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5.0 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100.0 shares; 59.0 shares issued and 58.4 shares outstanding at April 30, 2022; 57.0 shares issued and 56.4 shares outstanding at July 31, 2021	1	1
Additional paid-in capital	599	599
Treasury stock at cost	(24)	(24)
Accumulated other comprehensive income (loss)	22	(39)
Retained earnings	1,187	978
Total United Natural Foods, Inc. stockholders’ equity	1,785	1,515
Noncontrolling interests	(1)	(1)
Total stockholders’ equity	1,784	1,514
Total liabilities and stockholders’ equity	$7,878	$7,525

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	39-Week Period Ended
(in millions)	April 30, 2022	May 1, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including noncontrolling interests	$213	$111
Income from discontinued operations, net of tax	—	3
Net income from continuing operations	213	108
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	210	210
Share-based compensation	33	33
Gain on sale of assets	(87)	—
Closed property and other restructuring charges	1	3
Net pension and other postretirement benefit income	(30)	(51)
Deferred income tax benefit	—	(2)
LIFO charge	102	19
Provision (recoveries) for losses on receivables	4	(3)
Non-cash interest expense and other adjustments	20	45
Changes in operating assets and liabilities	(497)	(24)
Net cash (used in) provided by operating activities of continuing operations	(31)	338
Net cash used in operating activities of discontinued operations	—	(2)
Net cash (used in) provided by operating activities	(31)	336
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(158)	(165)
Proceeds from dispositions of assets	231	57
Payments for investments	(28)	(4)
Net cash provided by (used in) investing activities of continuing operations	45	(112)
Net cash provided by investing activities of discontinued operations	—	1
Net cash provided by (used in) investing activities	45	(111)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings of long-term debt	—	500
Proceeds from borrowings under revolving credit line	3,853	3,452
Repayments of borrowings under revolving credit line	(3,453)	(3,369)
Repayments of long-term debt and finance leases	(369)	(787)
Proceeds from the issuance of common stock and exercise of stock options	9	—
Payment of employee restricted stock tax withholdings	(42)	(13)
Payments for debt issuance costs	(1)	(12)
Distributions to noncontrolling interests	(4)	(3)
Net cash used in financing activities	(7)	(232)
EFFECT OF EXCHANGE RATE ON CASH	—	—
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7	(7)
Cash and cash equivalents, at beginning of period	41	47
Cash and cash equivalents, at end of period	$48	$40
Supplemental disclosures of cash flow information:
Cash paid for interest	$110	$118
Cash payments (receipts) for federal, state, and foreign income taxes, net	$—	$(22)
Leased assets obtained in exchange for new operating lease liabilities	$260	$227
Leased assets obtained in exchange for new finance lease liabilities	$1	$—
Additions of property and equipment included in Accounts payable	$27	$49

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
UNITED NATURAL FOODS, INC.
UNAUDITED

Reconciliation of net income from continuing operations and income from discontinued operations, net of tax to Adjusted EBITDA (unaudited)

	13-Week Period Ended		39-Week Period Ended
(in millions)	April 30, 2022	May 1, 2021	April 30, 2022	May 1, 2021
Net income from continuing operations	$68	$50	$213	$108
Adjustments to continuing operations net income:
Less net income attributable to noncontrolling interests	(1)	(2)	(4)	(5)
Net periodic benefit income, excluding service cost	(10)	(17)	(30)	(51)
Interest expense, net	37	44	121	164
Other, net	(1)	(1)	(2)	(4)
Provision for income taxes	29	16	53	32
Depreciation and amortization	72	66	210	210
Share-based compensation	10	11	33	38
LIFO charge(1)	72	5	102	19
Restructuring, acquisition and integration related expenses(2)	8	10	16	44
Gain on sale of assets(3)	(88)	—	(87)	—
Multi-employer pension plan withdrawal benefit(4)	—	—	(8)	—
Other retail expense(5)	—	2	(1)	5
Adjusted EBITDA of continuing operations	196	184	616	560
Adjusted EBITDA of discontinued operations(6)	—	1	—	4
Adjusted EBITDA	$196	$185	$616	$564

Income from discontinued operations, net of tax	$—	$—	$—	$3
Adjustments to discontinued operations net income:
Provision for income taxes	—	1	—	—
Restructuring, store closure and other charges, net	—	—	—	1
Adjusted EBITDA of discontinued operations	$—	$1	$—	$4

(1)During the third quarter of fiscal 2022, the Company revised its definition of Adjusted EBITDA to exclude the impact of the non-cash LIFO charge or benefit. The following illustrates the impact of the revised definition on previously reported periods to show the effect of this change:

	13-Week Period Ended	39-Week Period Ended
(in millions)	May 1, 2021	May 1, 2021
Adjusted EBITDA of continuing operations (previously reported definition)	$179	$541
LIFO Charge	5	19
Adjusted EBITDA of continuing operations (revised definition)	184	560
Adjusted EBITDA of discontinued operations	1	4
Adjusted EBITDA (revised definition)	$185	$564
(2)Fiscal 2021 primarily reflects costs associated with advisory and transformational activities as we position our business for further value-creation following the Supervalu acquisition.
(3)Fiscal 2022 primarily reflects the gain on sale of our Riverside, California distribution center in the third quarter of fiscal 2022.
(4)Reflects an adjustment to multi-employer withdrawal charge estimates.
(5)Reflects expenses associated with event-specific damages to certain retail stores and store closure costs.
(6)The two remaining retail stores in discontinued operations were sold in the second quarter of fiscal 2022.

Reconciliation of net income per diluted common share (EPS) to adjusted net income per diluted common share (Adjusted EPS) (unaudited)

	13-Week Period Ended		39-Week Period Ended
	April 30, 2022	May 1, 2021	April 30, 2022	May 1, 2021
Net income attributable to UNFI per diluted common share	$1.10	$0.80	$3.44	$1.78
Restructuring, acquisition and integration related expenses(1)	0.14	0.16	0.26	0.74
Gain on sale of assets(2)	(1.45)	—	(1.43)	—
LIFO charge(3)	1.18	0.09	1.66	0.32
Surplus property depreciation and interest expense(4)	—	0.02	0.01	0.04
Multi-employer pension plan withdrawal benefit(5)	—	—	(0.13)	—
Loss on debt extinguishment(6)	0.03	0.01	0.12	0.51
Other retail expense(7)	0.01	0.01	0.01	0.06
Discontinued operations store closures and other charges, net(8)	—	—	—	0.01
Tax impact of adjustments and adjusted effective tax rate(9)	0.09	(0.09)	(0.38)	(0.53)
Adjusted net income per diluted common share(10)	$1.10	$1.00	$3.56	$2.93

(1)Fiscal 2021 primarily reflects costs associated with advisory and transformational activities as we position our business for further value-creation following the Supervalu acquisition.
(2)Fiscal 2022 primarily reflects the gain on sale of our Riverside, California distribution center in the third quarter of fiscal 2022.
(3)During the third quarter of fiscal 2022, the Company revised its definition of Adjusted EPS to exclude the impact of the non-cash LIFO charge or benefit. The following illustrates the impact of the revised definition on previously reported periods to show the effect of this change:

	13-Week Period Ended	39-Week Period Ended
(in millions)	May 1, 2021	May 1, 2021
Adjusted net income per diluted common share (previously reported definition)	$0.94	$2.70
LIFO Charge	0.09	0.32
Tax impact of adjustment	(0.03)	(0.09)
Adjusted net income per diluted common share (revised definition)	$1.00	$2.93
(4)Reflects surplus, non-operating property depreciation and interest expense.
(5)Reflects an adjustment to multi-employer withdrawal charge estimates.
(6)Reflects non-cash charges related to the acceleration of unamortized debt issuance costs and original issue discounts due to term loan prepayments.
(7)Reflects expenses associated with event-specific damages to certain retail stores and store closure costs.
(8)Amounts represent store closure charges and costs, operational wind-down and inventory charges, and asset impairment charges related to discontinued operations.
(9)Represents the tax effect of the pre-tax adjustments using an adjusted effective tax rate. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the exercise of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the true operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(10)The computation of diluted earnings per share is calculated using diluted weighted average shares outstanding, which includes the net effect of dilutive stock awards.

Calculation of net debt to Adjusted EBITDA leverage ratio (unaudited)

(in millions, except ratios)	April 30, 2022
Current portion of long-term debt and finance lease liabilities	$26
Long-term debt	2,377
Long-term finance lease liabilities	27
Less: Cash and cash equivalents	(48)
Net carrying value of debt and finance lease liabilities	2,382
Adjusted EBITDA(1)	$822
Adjusted EBITDA leverage ratio(2)	2.9x
(1)Adjusted EBITDA for purposes of this calculation reflects the summation of the trailing four quarters ended April 30, 2022. Refer to the following table for the reconciliation of Adjusted EBITDA trailing four quarters, which is calculated under the revised definition discussed above.
(2)During the third quarter of fiscal 2022, the Company revised its definition of Adjusted EBITDA, which has the effect of removing the non-cash LIFO charge or benefit from Adjusted EBITDA. The Adjusted EBITDA leverage ratio would have been 3.3x prior to the 0.4x impact of removing the LIFO charge.

Reconciliation of trailing four quarters net income from continuing operations and income from discontinued operations, net of tax to Adjusted EBITDA (unaudited)

(in millions)	52-Week Period Ended April 30, 2022
Net income from continuing operations	$254
Adjustments to continuing operations net income:
Less net income attributable to noncontrolling interests	(5)
Net periodic benefit income, excluding service cost	(64)
Interest expense, net	161
Other, net	(6)
Provision for income taxes	55
Depreciation and amortization	285
Share-based compensation	44
LIFO charge(1)	107
Restructuring, acquisition and integration related expenses	28
Gain on sale of assets	(91)
Multiemployer pension plan withdrawal charges	55
Adjusted EBITDA of continuing operations	822
Adjusted EBITDA of discontinued operations	—
Adjusted EBITDA	$822

Income from discontinued operations, net of tax	$3
Adjustments to discontinued operations net income:
Benefit for income taxes	(1)
Restructuring, store closure and other charges, net	(2)
Adjusted EBITDA of discontinued operations	$—
(1)Adjusted EBITDA for purposes of this calculation reflects the summation of the trailing four quarters ended April 30, 2022. Adjusted EBITDA under the original definition would have been $715 million, which includes a $107 million LIFO charge.

Reconciliation of net cash (used in) provided by operating activities to free cash flow (unaudited)

	39-Week Period Ended
(in millions)	April 30, 2022	May 1, 2021
Net cash (used in) provided by operating activities	$(31)	$336
Payments for capital expenditures	(158)	(165)
Free cash flow	$(189)	$171

FISCAL 2022 GUIDANCE

Reconciliation of 2022 guidance for estimated net income per diluted common share to estimated non-GAAP adjusted net income per diluted common share (unaudited)

	Fiscal Year Ending July 30, 2022
	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc. per diluted common share	$3.75		$4.00
Gain on sale of assets		(1.39)
LIFO charge(1)		2.20
Restructuring, acquisition and integration related expenses		0.33
Discontinued operations store closures and other charges, net		0.05
Tax impact of adjustments and adjusted effective tax rate(1)(2)		(0.29)
Adjusted net income per diluted common share	$4.65		$4.90

(1)During the third quarter of fiscal 2022, the Company revised its definition of Adjusted EPS to exclude the impact of the non-cash LIFO charge or benefit. The impact of the definition change resulted in an increase in estimated Adjusted EPS of $1.63, including $2.20 from the pre-tax impact of the LIFO charge, partially offset by the tax effect of the LIFO charge of $0.57 included within the tax impact of adjustments line.
(2)The estimated adjusted effective tax rate excludes the potential impact of changes in uncertain tax positions, tax impacts related to ASU 2016-09 regarding stock compensation and valuation allowances. Refer to the reconciliation for adjusted effective tax rate.

Reconciliation of 2022 guidance for net income attributable to United Natural Foods, Inc. to Adjusted EBITDA (unaudited)

	Fiscal Year Ending July 30, 2022
(in millions)	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc.	$230		$245
Provision for income taxes	82		87
Gain on sale of assets		(85)
Restructuring, acquisition and integration related costs		20
Discontinued operations store closures and other charges, net		3
Interest expense, net		147
Depreciation and amortization		275
Share-based compensation		43
LIFO charge		135
Net periodic benefit income, excluding service costs		(40)
Adjusted EBITDA(1)	$810		$830

(1)During the third quarter of fiscal 2022, the Company revised its definition of Adjusted EBITDA to exclude the impact of the non-cash LIFO charge or benefit.

Reconciliation of estimated 2022 and actual 2021 U.S. GAAP effective tax rate to adjusted effective tax rate (unaudited)

	Estimated Fiscal 2022	Actual Fiscal 2021
U.S. GAAP effective tax rate	21%	18%
Discrete quarterly recognition of GAAP items(1)	5%	6%
Tax impact of other charges and adjustments(2)	—%	3%
Changes in valuation allowances(3)	—%	(1)%
Adjusted effective tax rate(4)	26%	26%
Note: As part of the year-end reconciliation, we update the reconciliation of the GAAP effective tax rate for actual results.
(1)Reflects changes in tax laws excluding the CARES Act, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards and any prior-year deferred tax or payable adjustments. This includes prior-year Internal Revenue Service or other tax jurisdiction audit adjustments.
(2)Reflects the tax impact of pre-tax adjustments other than the goodwill impairment that are excluded from pre-tax income when calculating Adjusted EPS.
(3)Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.
(4)The Company establishes an estimated adjusted effective tax rate at the beginning of the fiscal year based on the best available information. The Company re-evaluates its estimated adjusted effective tax rate as appropriate throughout the year and adjusts for any material changes. The actual adjusted effective tax rate at the end of the fiscal year is based on actual results and accordingly may differ from the estimated adjusted effective tax rate used during the year.

Calculation of 2022 guidance net debt to Adjusted EBITDA leverage ratio (unaudited)

(in millions, except ratios)	Fiscal Year Ending July 30, 2022
Net carrying value of debt and finance lease liabilities	$2,114
Adjusted EBITDA (at mid-point)(1)	$820
Adjusted EBITDA leverage ratio(1)	2.6x

(1)During the third quarter of fiscal 2022, the Company revised its definition of Adjusted EBITDA to exclude the impact of the non-cash LIFO charge or benefit.